TO VALIC GROUP CONTRACT OWNERS:

It is time for your VALIC Participants to vote on important issues that affect the Putnam OTC Emerging Growth Fund. VALIC Participants will be receiving and sending in voting instruction forms, but you must sign and return the enclosed Voting Instruction Form for their votes to be counted. This form directs the VALIC Separate Account to cast all of the votes under your VALIC group contract in accordance with the votes we receive from your Participants. If you do not return the enclosed Voting Instruction Form, we will not be permitted to count any of your Participants' votes.

Please read the enclosed proxy statement carefully. It discusses the proposals in detail. While you are welcome to attend the meeting, most contract owners provide voting instructions by completing and returning the enclosed card. Please take a moment now to sign and return the voting instruction card in the enclosed postage-paid envelope.